Exhibit 107
Calculation of Filing Fee Table

Form S-1
(Form Type)

Remark Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price (2)		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee (3)

Equity	Common stock, par value $0.001 per share	—	—	—	—	—	—	—	—	—
Equity	Preferred stock, par value $0.001 per share	—	—	—	—	—	—	—	—	—
Debt	Debt Securities	—	—	—	—	—	—	—	—	—
Others	Warrants	—	—	—	—	—	—	—	—	—
Others	Units	—	—	—	—	—	—	—	—	—
Total	Unallocated (Universal) Shelf	457(o)	(1)		(2)		$50,000,000	—	0.0001091	$5,455
	Total Offering Amounts						$—			$5,455
	Fees Previously Paid									$5,455	(4)
	Total Fee Offsets									—
	Net Fee Due									—

(1)Securities registered hereunder may be sold separately or as units with other securities registered hereunder. There is being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants and units and such indeterminate principal amount of debt securities as may from time to time be issued at currently indeterminate prices and as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including any applicable anti-dilution provisions.

(2)The proposed maximum offering price for securities registered hereunder will be determined from time to time by the registrant in connection with the issuance by the registrant of such securities.

(3)Calculated pursuant to Rule 457(o) under the Securities Act of 1933 based on the proposed maximum aggregate offering price of all securities registered hereunder.

(4)Previously paid in connection with the initial filing of the Form S-3 Registration Statement.